Exhibit 99.1



Contact:
Edward B. Rudner                               Alison Ziegler
Online Vacation Center Holding Corp.           Cameron Associates
954-377-6400                                   212-554-5469 or
                                               alison@cameronassoc.com


          Online Vacation Center Holdings Corp. Acquires La Fern, Inc.

Plantation, FL, October 3, 2006 - Online Vacation Center Holdings Corp. (OTC BB:
ONVC), an aggregator of diversified vacation sellers, today announced that it has acquired La Fern, Inc., a Miami Lakes, Florida travel agency, operating as eLeisureLink.com, that provides a one stop location for great vacation values. The acquisition was effective on October 3, 2006.

Online Vacation Center Holdings purchased La Fern, Inc. for a total of $400,000, which included cash and a note convertible into Online Vacation Center Holdings common stock. According to La Fern, Inc., net revenues were approximately $500,000 in 2005. The acquisition is expected to be accretive to earnings in 2007.

"While small, La Fern acquisition is an excellent strategic fit in that it adds a land based travel specialty to our current expertise in cruises," said Ed Rudner, Chief Executive Officer of Online Vacation Center Holding Corp. "Given the proximity of La Fern as well as the similarities of our customer bases, we expect to be able to easily consolidate their operations into our Plantation, Florida headquarters."

Mr. Rudner added, "We are also pleased that the President and CEO of La Fern, Larry Fishkin, will become a consultant to the company and that Vice President of Operations and Development, Jason Schreier, will be staying on as well. Both have significant industry experience. Larry started and owned one of the country's largest cruise agencies, The Cruise Line Inc., and brings over 30 years of industry knowledge. He has served as a consultant and advisory board member to some of the world's top cruise lines. Jason brings over 12 years of industry experience to the organization with a specialized focus in the area of e-commerce, marketing and operations."

Eleisurelink offers "Exclusive Deals for Everyone" by offering a large selection of the best all inclusive vacation packages, golf vacation packages, ski vacation packages, cruises and hotels at great rates that everyone can afford. Last-minute vacation specials, customized packages, and more at can be found at eLeisureLink.com. They are licensed by the state of Florida and are a member of Cruise Lines International Association (CLIA), FLAUSA (Florida Tourism Agency) and Vacation.com. Additional information can be found a www.eLeisureLink.com.

The transaction was facilitated by Innovative Travel Acquisitions, Inc, a brokerage firm based in Roswell, Georgia.

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Online Vacation Center Holdings
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About Online Vacation Center Holdings

Online Vacation Center Holdings Corp., based in Plantation, Florida, is focused on building a network of diversified vacation sellers with a range of products that can be cross-sold to an extensive customer base. Target businesses will be financially and technologically sound and provide a high degree of personalized service to help customers research, plan and purchase a vacation. The Company, today one of the country's largest cruise retailers, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Certain statements in this press release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in the company's filings with the Securities and Exchange Commission.


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